UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

NEW YORK & COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-32315 (Commission File Number)	33-1031445 (IRS Employer Identification No.)

330 West 34th Street
9th Floor
New York, New York 10001

(Address of principal executive offices, including Zip Code)

(212) 884-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 On May 4, 2015, the Company’s board of directors elected Lori H. Greeley, 55, to be a member of the Company’s board of directors, bringing the Company’s board from 10 members to 11 members. The Company anticipates that Ms. Greeley will serve as an independent director to the compensation committee of the board of directors. Ms. Greeley will receive compensation in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described in the Company’s Proxy Statement for fiscal year 2014, which was filed on May 5, 2015 with the Securities and Exchange Commission.

Ms. Greeley is currently Chief Executive Officer of Frederick’s of Hollywood. From January 2007 until April 2013, Ms. Greeley was Chief Executive Officer of Victoria’s Secret Stores, the leading specialty retailer of women’s intimate apparel, other apparel, fragrances and cosmetics. Over the course of her twenty year career at Victoria’s Secret Stores, Ms. Greeley held a number of executive level merchandising and management roles, including Executive Vice President and General Merchandising Manager for various categories and member of the Executive Committee from 1995 until January 2007. Ms. Greeley currently sits on the board of directors of Brown Shoe Company, Inc., a publicly traded company. Ms. Greeley is active with Bucknell University, including serving as a member of the Advisory Board of the Bucknell Institute for Public Policy, and as a speaker for the University’s Institute for Leadership in Technology and Management program. Ms. Greeley has spent her entire career in the fashion and retailing businesses. In considering Ms. Greeley as a director of the Company, the board considered her extensive retail industry experience, and her strong skills in merchandising, marketing, operations and leadership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Sheamus Toal
Date: May 5, 2015	Name:	Sheamus Toal
	Title:	Executive Vice President and
Chief Financial Officer